             SCHEDULE 14A--INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    File by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Materials Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   ARM FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                [LOGO]

      515 WEST MARKET STREET
      LOUISVILLE, KENTUCKY 40202-3319

                                                                  April 22, 1998

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of the Stockholders of ARM Financial Group, Inc. (the "Company") to be held on Wednesday, May 27, 1998, in the Medallion Room of the Seelbach Hilton Hotel, located at 500 Fourth Avenue, Louisville, Kentucky. The meeting will begin at 9:00 a.m., Eastern Daylight Savings Time.

    This will be our first stockholder meeting as a publicly owned company. Your Board of Directors and management look forward to personally greeting those stockholders able to attend. Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy card and a copy of the Company's 1997 Annual Report.

    Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                             Sincerely,

                                                     [SIGNATURE]

                                             Martin H. Ruby

                                             CHAIRMAN AND CHIEF EXECUTIVE
                                             OFFICER

                                     [LOGO]

                             515 WEST MARKET STREET
                           LOUISVILLE, KY 40202-3319

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 22, 1998

    ARM Financial Group, Inc. (the "Company") will hold the 1998 Annual Meeting of its stockholders on Wednesday, May 27, 1998, at 9:00 a.m., Eastern Daylight Savings Time, in the Medallion Room of the Seelbach Hilton Hotel, located at 500 Fourth Avenue, Louisville, Kentucky for the following purposes:

       1.  To elect three directors, each for a term of three years;

       2. To approve the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan; and

       3. To transact such other business as may properly come before the meeting.

    The Board of Directors has set the close of business on April 16, 1998, as the record date for determining stockholders entitled to vote at the meeting or any adjournment thereof. A list of stockholders will be available for inspection by stockholders of record during the business hours at the Company's executive offices located at 515 West Market Street, Louisville, Kentucky, for ten (10) days prior to the date of the meeting, and will also be available at the meeting.

    The Board of Directors unanimously recommends that stockholders vote to approve the proposals listed above, which are described in detail in the accompanying Proxy Statement. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                             By Order of the Board of Directors

                                                   [SIGNATURE]

                                             Robert H. Scott
                                             EXECUTIVE VICE PRESIDENT,
                                             GENERAL COUNSEL AND SECRETARY

                                     [LOGO]

                             515 WEST MARKET STREET
                           LOUISVILLE, KY 40202-3319

                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1998
                             ---------------------

GENERAL INFORMATION ABOUT THE MEETING

    This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of ARM Financial Group, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held in the Medallion Room of the Seelbach Hilton Hotel, located at 500 Fourth Avenue, Louisville, Kentucky, on Wednesday, May 27, 1998, at 9:00 a.m., Eastern Daylight Savings Time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed or delivered to stockholders commencing on or about April 24, 1998.

VOTING; QUORUM

    Only holders of the Company's Class A Convertible Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on April 16, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the Record Date, there were 21,449,825 shares of the Class A Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting. A majority of such shares of the Class A Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting.

    At the Annual Meeting, stockholders will have the opportunity to (i) elect three directors, each for a term of three years, and (ii) approve the Non-Employee Director Stock Option Plan. The affirmative vote of the holders of a plurality of the shares of the Class A Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The approval of the Non-Employee Director Stock Option Plan and of all other matters which may come before the meeting require the affirmative vote of a majority of the shares of the Class A Common Stock present or represented by proxy at the Annual Meeting.

    At the close of business on the Record Date, The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), and Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, the "MSCP Funds"; and together with MSLEF II, the "Morgan Stanley Stockholders"), beneficially owned and were entitled to vote 10,441,079 shares of the Class A Common Stock representing approximately 49% of the Company's Class A Common Stock outstanding on such date. In addition, the Morgan Stanley Stockholders own all of the Company's outstanding shares of the Class B Convertible Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock"; and together with the Class A Common Stock, the "Common Stock"), which together with the Class A Common Stock held by the Morgan Stanley Stockholders, represents approximately 53% of the Company's total outstanding Common Stock on the Record Date. The Morgan Stanley Stockholders have indicated their present intention to vote, or cause to be voted, the Class A Common Stock owned by them "FOR" the election of the nominees for director and the other proposal to be presented at the Annual Meeting.

    The Company has filed a registration statement with the Securities and Exchange Commission (the "SEC") for a secondary offering of 10 million shares of its Class A Common Stock (the "Secondary Offering"). The Morgan Stanley Stockholders propose to sell all 10 million shares in the Secondary Offering and, if the underwriters' over-allotment is exercised, up to an additional 1.5 million shares. The Secondary Offering is expected to be made in May through a syndicate of underwriters led by Morgan Stanley & Co. Incorporated ("MS&Co."). See "--Security Ownership of Certain Beneficial Owners and Management" for more information on beneficial ownership of the Company's Common Stock by the Morgan Stanley Stockholders.

    Each share of the Class A Common Stock represented at the Annual Meeting by a properly executed proxy will be voted according to the instructions indicated on the proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CLASS A COMMON STOCK WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" THE OTHER PROPOSAL CONTAINED IN THIS PROXY STATEMENT. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of the Company, by subsequently filing another proxy or by attending the Annual Meeting and voting in person.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION EXPENSES

    The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally, by telephone or other means of communication by officers, directors and other regular employees of the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names. The Company will reimburse banks and brokers, and other nominees for their reasonable costs incurred in connection with the distribution of proxy materials.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes with each class of directors serving staggered three-year terms. Three directors are to be elected at the Annual Meeting to serve for a term of three years expiring in 2001.

    Directors will be elected by a plurality of the votes cast at the Annual Meeting. Except as otherwise described below, the Company does not presently know of any reason that would preclude any nominee from serving if elected. All of the nominees are current directors of the Company.

    If the Secondary Offering is completed, it is the intention of Alan E. Goldberg and Robert H. Niehaus to either resign from, or not stand for re-election to, the Board of Directors of the Company. In the event that Mr. Niehaus does not stand for re-election, the Board of Directors may make an appropriate reduction in the number of directors to be elected. If either of the other nominees, for any reason, should become unable or unwilling to stand for election as a director, the shares of the

Class A Common Stock represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend.

    For each of the three nominees, as well as the five directors whose terms continue after the Annual Meeting, information follows as to age, length of services as a director of the Company, positions and offices with the Company, principal occupations during the past five years and other directorships of publicly-held companies as of the Record Date.

NOMINEES FOR CLASS I DIRECTORS--TERMS EXPIRING IN 2001

    DUDLEY J. GODFREY, JR., age 72, has been a Director of the Company since February 1994. He has been a senior shareholder in the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, since 1957. Mr. Godfrey serves on the Board of Directors of Manpower, Inc. and Clarcor, Inc. and other closely and privately held corporations.

    JOHN R. LINDHOLM, age 49, was elected as a Director of the Company in April 1998. He has served as President--Retail Business Division of the Company since January 1997. He had been Executive Vice President and Chief Marketing Officer of both the retail and institutional business units of the Company since July 1993. Until November 1993, Mr. Lindholm served as the Chief Marketing Officer of Oldarm L.P., a position he held since its inception in March 1992. From June 1990 to February 1992, Mr. Lindholm was the Chief Marketing Officer and a Managing Director of the ICH Capital Management Group of ICH Corporation. From 1980 to 1990, he was employed by the former Capital Holding Corporation, first as Vice President--Compensation and Benefits and then as Chief Marketing Officer and Managing Director of its Accumulation and Investment Group. Mr. Lindholm is also Chairman of the Board of The Legends Fund, Inc.

    ROBERT H. NIEHAUS, age 42, has been a Director of the Company since February 1998. He has been a Managing Director of MS &Co. since January 1990. Mr. Niehaus is also a Managing Director and a director of Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc."), the general partner of MSLEF II, and of Morgan Stanley Capital Partners III, Inc. ("MS Capital Partners III, Inc."), the general partner of the general partner of the MSCP Funds. Mr. Niehaus also serves on the Board of Directors of American Italian Pasta Company, Fort James Corporation, Silgan Holdings Inc., Waterford Wedgwood UK plc. (of which he is Chairman) and several privately held companies.

CLASS II DIRECTORS--TERMS EXPIRING IN 1999

    EDWARD D. POWERS, age 66, has been a Director of the Company since September 1994. Mr. Powers currently serves as Chairman and Chief Executive Officer of Powers Holding Co. He served as Chairman and Chief Executive Officer of Burnham Service Co., Columbus, Georgia, from 1989 through 1993. Prior to 1989, he served as Chairman and Chief Executive Officer of The Mueller Co., Decatur, Illinois. Mr. Powers also serves on the Board of Directors of Red Roof Inn Inc.

    COLIN F. RAYMOND, age 27, has been a Director of the Company since January 1997. He has been an Associate of MS&Co. since April 1996, and is an Associate of MS Capital Partners III, Inc. From January 1995 to April 1996, Mr. Raymond was an Associate with Wolfensohn & Co. Prior to that time, he had been an Associate in J.P. Morgan & Co.'s corporate finance division. Mr. Raymond also serves on the Board of Directors of several privately held companies.

    MARTIN H. RUBY, age 47, has been Chairman of the Board and Chief Executive Officer of the Company since February 1998. Prior to that time, he had served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company since July 1993. From its inception in March 1992 until November 1993, Mr. Ruby served as Co-Chief Executive Officer of Oldarm L.P. From May 1990 to

January 1992, Mr. Ruby was President and Managing Director of the ICH Capital Management Group, ICH Corporation, and the President of Constitution Life Insurance Company, the accumulation product subsidiary of ICH Corporation. From 1986 to 1989, Mr. Ruby was the Chief Executive Officer and Managing Director of Capital Initiatives Corporation, a subsidiary of the former Capital Holding Corporation. From 1980 to 1986, Mr. Ruby held various other positions with Capital Holding Corporation.

CLASS III DIRECTORS--TERMS EXPIRING IN 2000

    ALAN E. GOLDBERG, age 43, has been a Director of the Company since February 1998. He is the head of the Private Equity Group of Morgan Stanley Dean Witter & Co. ("MSDW"), which includes Morgan Stanley Capital Partners, Morgan Stanley Venture Partners and Morgan Stanley Global Emerging Markets. Mr. Goldberg has been a Managing Director of MS&Co. since January 1988. Mr. Goldberg is also a Managing Director and a director of MSLEF II, Inc., and of MS Capital Partners III, Inc. He also serves as a director of Catalytica, Inc., Amerin Corporation, Jefferson Smurfit Corporation, Direct Response Corporation, Homeowners Direct Corporation, SITA Telecommunications Holdings, N.V. and other privately held companies.

    IRWIN T. VANDERHOOF, age 70, has been a Director of the Company since November 1993. Mr. Vanderhoof has been a clinical professor of Finance at the Stern School of Business at New York University since 1989. He is the principal of Actuarial Investment Consulting. Prior to 1988, Mr. Vanderhoof was the Chief Actuary and Investment Officer for the individual lines of business of The Equitable Life Assurance Company of the United States.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Company's Board of Directors has established an Audit Committee comprised of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The Audit Committee's primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing the Company's system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Messrs. Godfrey, Powers and Vanderhoof are the current members of the Audit Committee. The Audit Committee met three times during 1997.

    COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee, the members of which are directors who are not employees of the Company. The Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses payable to the Company's executive officers and to administer the Option Plan (as defined below) and the 1997 Equity Plan (as defined below), except that it is currently anticipated that the Board of Directors will approve grants of awards under the 1997 Equity Plan to those officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Messrs. Powers and Raymond, an employee of MS&Co., are the members of the Compensation Committee which met once during 1997. The functions of the Compensation Committee were performed in 1997 by the Board of Directors, as a whole, provided that any member of the Board who was also employed by the Company did not participate in the decisions with respect to such person's compensation. See "--Compensation Committee Interlocks and Insider Participation."

MEETINGS OF THE BOARD OF DIRECTORS

    The Company's Board of Directors held five meetings in 1997. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. Each director attended at least 75 percent of all Board and committee meetings held in 1997 during the period which he was a director and committee member, with the exceptions of James S. Cole and Frank V. Sica, who resigned as directors of the Company in February 1998.

COMPENSATION OF DIRECTORS

    Messrs. Godfrey, Powers and Vanderhoof, three of the Company's independent directors, are compensated annually in the amount of $10,000 plus $1,000 per Board meeting attended and their expenses of each attendance. Messrs. Godfrey, Powers and Vanderhoof are also directors of National Integrity Life Insurance Company, a New York life insurance company which is an indirect subsidiary of the Company ("National Integrity"), and each receive $20,000 annually plus $1,000 per Board meeting attended and the expenses of attendance (unless such Board meeting is held concurrently with a Board meeting of the Company, in which case they receive a total of $1,000 and the expenses of attendance at the concurrent meetings). In addition, Messrs. Godfrey, Powers and Vanderhoof serve on the Audit Committee for both the Company and National Integrity and receive $1,000 per committee meeting attended if held separately from the respective Board meetings. Mr. Powers also serves on the Company's Compensation Committee and receives $1,000 per committee meeting attended plus reimbursement of expenses if held separately from the respective Board and Audit Committee meetings. The Board of Directors has adopted, subject to approval by the Company's stockholders, the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan pursuant to which certain eligible directors will receive grants of options to purchase shares of the Class A Common Stock, as more fully described herein under "Proposal 2--Approval of the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION SUMMARY TABLE

    The following table sets forth compensation information for the Chief Executive Officer, the former Co-Chief Executive Officer, and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered to the Company during the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   -------------
                                                                                    SECURITIES
                                                       ANNUAL COMPENSATION          UNDERLYING
                                                ---------------------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR      SALARY(1)     BONUS     GRANTED(2)     COMPENSATION(3)
----------------------------------------------  ---------  -----------  ---------  -------------  -----------------
Martin H. Ruby................................       1997   $ 413,333   $ 314,000      205,015        $  20,667
  Chairman of the Board and Chief Executive          1996   $ 400,000   $ 314,000       49,420        $  20,000
  Officer (as of February 10, 1998)                  1995   $ 375,000   $ 224,300      218,154        $   7,500

John Franco(4)................................       1997   $ 413,333   $ 314,000      205,015        $  20,667
  Former Co-Chairman of the Board and Co-Chief       1996   $ 400,000   $ 314,000       49,420        $  20,000
  Executive Officer                                  1995   $ 375,000   $ 224,300      218,154        $   7,500

John R. Lindholm..............................       1997   $ 310,000   $ 234,000      102,430        $  15,500
  President--Retail Business Division                1996   $ 300,000   $ 185,000       14,120        $  15,000
                                                     1995   $ 250,000   $ 146,400      112,254        $   7,500

David E. Ferguson.............................       1997   $ 288,250   $ 188,500       68,576        $  14,412
  Executive Vice President and Chief                 1996   $ 279,500   $ 170,000           --        $  13,975
  Technology Officer                                 1995   $ 215,000   $ 133,900       79,778        $   7,500

Edward L. Zeman...............................       1997   $ 206,667   $ 124,800       13,743        $  10,333
  Executive Vice President and Chief Financial       1996   $ 200,000   $ 105,000           --        $  75,151
  Officer                                            1995   $ 106,971   $  87,600       26,828        $     804

Daniel R. Gattis(5)...........................       1997   $ 225,000   $ 157,500       10,851        $  11,250
  Former Executive Vice                              1996   $ 145,481          --       21,180        $  11,996
  President--Institutional Business Group            1995          --          --           --               --

------------------------
(1) Includes amounts contributed by each of the Named Executive Officers to various deferred compensation plans of the Company.

(2) All stock options are for shares of Class A Common Stock of the Company. The total number of options granted to the Named Executive Officers in 1995 (excluding Mr. Zeman) includes a certain number of replacement options that were issued in exchange for Series 2 Options (as defined herein under the heading "--Stock Option Plan") originally granted in 1993 and 1994 as part of the amendment and restatement of the ARM Financial Group, Inc. Stock Option Plan effective as of June 14, 1995 (as amended, the "Option Plan"), as more fully described herein under the heading "--Stock Option Plan." The options granted to the Named Executive Officers in 1997 include options that were allocated under the terms of the Option Plan as a result of the initial public offering of the Company's Class A Common Stock in June 1997 (the "Initial Public Offering"), or allocated as a result of options having been surrendered or forfeited without being exercised in full. See "--Stock Option Plan." The number of securities underlying the options granted has been restated to give effect to the 706-to-one stock split that occurred upon the consummation of the Initial Public Offering.

(3) The amounts presented in this column for all other compensation paid to the Named Executive Officers in 1997 represent matching contributions made by the Company under the ARM Financial Group, Inc. Savings Plan (the "Savings Plan"), and the ARM Financial Group, Inc. Nonqualified Savings Plan (the "Nonqualified Plan"). In 1997, the Company contributed $8,000 to each of the Named Executive Officers under the Savings Plan. Under the Nonqualified Plan, the following contributions were made during 1997: Mr. Ruby received $12,667, Mr. Franco received $12,667, Mr. Lindholm received $7,500, Mr. Ferguson received $6,412, Mr. Zeman received $2,333 and Mr. Gattis received $3,250.

(4) Mr. Franco retired as Co-Chairman of the Board and Co-Chief Executive Officer of the Company effective February 10, 1998. See "--Employment Contracts, Change in Control Arrangements and Other Agreements" for a description of Mr. Franco's retirement agreement.

(5) Mr. Gattis resigned as Executive Vice President--Institutional Business Group of the Company on February 13, 1998. A description of his resignation agreement is provided herein under the heading "--Employment Contracts, Change in Control Arrangements and Other Agreements."

OPTION GRANTS

    The following table sets forth information regarding those Named Executive Officers who received stock option grants during the year ended December 31, 1997:

                           OPTIONS GRANTED DURING 1997

                                                INDIVIDUAL GRANTS
                        -----------------------------------------------------------------
                                      % OF TOTAL                                            POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      OPTIONS                                             ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES      GRANTED                                                PRICE APPRECIATION FOR
                        UNDERLYING     EMPLOYEES     EXERCISE      MARKET                          OPTION TERM(4)
                          OPTIONS        1997        PRICE PER    PRICE PER   EXPIRATION   -------------------------------
NAME                    GRANTED(1)      IN 1997      SHARE(2)     SHARE(3)       DATE         0%         5%         10%
----------------------  -----------  -------------  -----------  -----------  -----------  ---------  ---------  ---------
Martin H. Ruby
  Old Options.........     148,800         18.31%    $   11.14    $   20.28   11/26/2003   $1,360,032 $3,258,143 $6,170,188
  New Options.........      43,355          5.34%    $   12.18    $   21.09    6/14/2005   $ 386,293  $ 961,424  $1,843,778
  New Options.........      12,860          1.58%    $   12.18    $   21.09     1/1/2006   $ 114,583  $ 285,178  $ 546,903
John Franco
  Old Options.........     148,800         18.31%    $   11.14    $   20.28   11/26/2003   $1,360,032 $3,258,143 $6,170,188
  New Options.........      43,355          5.34%    $   12.18    $   21.09    6/14/2005   $ 386,293  $ 961,424  $1,843,778
  New Options.........      12,860          1.58%    $   12.18    $   21.09     1/1/2006   $ 114,583  $ 285,178  $ 546,903
John R. Lindholm
  Old Options.........      76,526          9.42%    $   11.14    $   20.28   11/26/2003   $ 699,448  $1,675,622 $3,173,252
  New Options.........      22,230          2.74%    $   12.20    $   21.09    6/14/2005   $ 197,625  $ 492,519  $ 944,941
  New Options.........       3,674          0.45%    $   12.20    $   21.09     1/1/2006   $  32,662  $  81,400  $ 156,172
David E. Ferguson
  Old Options.........      53,143          6.54%    $   11.14    $   20.28   11/26/2003   $ 485,727  $1,163,625 $2,203,645
  New Options.........      15,433          1.90%    $   12.24    $   21.09    6/14/2005   $ 136,582  $ 341,310  $ 655,400
Edward L. Zeman
  New Options.........       5,365(5)        0.66%   $   11.97(5)         --    1/1/2007          --  $  31,745  $  88,597
  New Options.........       1,396          0.17%    $   11.91    $   21.09     1/1/2007   $  12,819  $  31,343  $  59,762
  New Options.........       6,981          0.86%    $   11.91    $   21.09     9/1/2005   $  64,086  $ 156,693  $ 298,769
Daniel R. Gattis
  New Options.........       4,236(5)        0.52%   $   11.97(5)         --    1/1/2007          --  $  25,062  $  69,945
  New Options.........       1,104          0.14%    $   11.97    $   21.09     1/1/2007   $  10,068  $  24,714  $  47,182
  New Options.........       1,837          0.23%    $   11.97    $   21.09    1/11/2006   $  16,753  $  41,122  $  78,509
  New Options.........       3,674          0.45%    $   11.97    $   21.09    11/1/2006   $  33,507  $  82,245  $ 157,017

------------------------

(1) Upon consummation of the Initial Public Offering, all unallocated Old Options and New Options (as such terms are defined below) and all options that were subsequently surrendered or forfeited during 1997, were allocated pro rata to existing holders of Old Options and New Options based on the number of Old Options and New Options originally granted to the respective holders. Except for the options awarded to Messrs. Gattis and Zeman as noted in Footnote 5 below, the options granted to the Named Executive Officers in 1997 consist of options that were allocated under the terms of the Option Plan as a result of the Initial Public Offering in the manner described above, or allocated as a result of options having been surrendered or forfeited. See "--Stock Option Plan." Subject to certain rounding calculations, the options will become exercisable in equal installments on the first through fifth anniversaries of the respective date of the original date of grant.

(2) The exercise prices and vesting schedules applicable to the options that were allocated to the Named Executive Officers as a result of the Initial Public Offering or having been forfeited or surrendered, are the average weighted exercise prices and vesting percentages of the options previously held by such holders.

(3) Represents the average weighted values of the market price of the Class A Common Stock on the respective dates of grant.

(4) Amounts for the Named Executive Officers shown under the "Potential Realizable Value" columns above have been calculated by multiplying the average weighted values of the market price of the Class A Common Stock on the respective dates of grant (or $10.98 with respect to the options awarded to Messrs. Gattis and Zeman noted below), by the annual appreciation rates shown (compounded annually for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. Such numbers are calculated based on the requirements promulgated by the SEC and are not intended to forecast future price appreciation of the Class A Common Stock.

(5) Upon grant, the options had an exercise price of $10.98 per share, the then fair market value of the Class A Common Stock on the date of grant. Such exercise price increased by 3% on each three-month anniversary of the date of grant, compounded annually. Pursuant to the terms of the Option Plan, on the date of the consummation of the Initial Public Offering, the exercise price applicable to the options granted to Messrs. Gattis and Zeman shown above was fixed at $11.97. Subject to certain rounding calculations, the options will become exercisable in equal installment on the first through fifth anniversaries of the date of grant.

OPTION EXERCISES

    No options to purchase shares of the Class A Common Stock were exercised by the Named Executive Officers during 1997. The following table sets forth with respect to each of the Named Executive Officers information concerning the value of their options on December 31, 1997:

                       OPTION VALUES AT DECEMBER 31, 1997

                                                                                   VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                     OPTIONS AT YEAR END          OPTIONS AT YEAR END(*)
                                                 ----------------------------  -----------------------------
NAME                                             EXERCISABLE  NON-EXERCISABLE  EXERCISABLE   NON-EXERCISABLE
-----------------------------------------------  -----------  ---------------  ------------  ---------------
Martin H. Ruby.................................     373,628        245,103     $  5,589,998   $   3,553,609
John Franco....................................     373,628        245,103     $  5,589,998   $   3,553,609
John R. Lindholm...............................     189,172        114,468     $  2,831,901   $   1,660,908
David E. Ferguson..............................     128,888         69,592     $  1,930,725   $   1,010,907
Edward L. Zeman................................      13,523         27,048     $    195,717   $     391,088
Daniel R. Gattis...............................       5,337         26,694     $     76,879   $     384,527

------------------------

(*) In accordance with the SEC's rules, the value of unexercised in-the-money options is calculated by subtracting the exercise price from the fair market value of the underlying Class A Common Stock. For purposes of this table, fair market value is deemed to be $26.375, the closing price of the Class A Common Stock as reported on the American Stock Exchange on December 31, 1997. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENTS AND OTHER AGREEMENTS

    The Company has entered into employment agreements with Messrs. Ruby, Lindholm and Ferguson, as amended. The term of each employment agreement currently expires on July 1, 1999, but may be extended automatically for additional one-year periods by means of the Board of Directors giving written notice to such executives of its intention to extend the term at least sixty days (in the case of Mr. Ruby, twelve months) prior to the expiration of the then effective term. Each employment agreement specifies salary levels and describes the bonus plan, employee benefits and other perquisites available. The present base salaries for Messrs. Ruby, Lindholm and Ferguson are $500,000, $330,000, and $301,000, respectively.

    The employment agreement with respect to Mr. Ruby establishes his responsibilities and title with the Company, and provides that his base salary may be increased by the Board of Directors at any time, but may not be decreased. The employment agreements with respect to Messrs. Lindholm and Ferguson prohibit any decrease in base salary, but, in contrast to Mr. Ruby's agreement, do not fix such executives' responsibilities or titles (other than providing that each will serve the Company in a professional capacity). Each of the employment agreements provides that the executives shall be entitled to participate in the Company's bonus plan.

    The benefits provided by the employment agreements include, to the extent each executive is eligible, any plans, programs or arrangements of the Company providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health, dental and life insurance, or vacation and paid holidays. The executives will also receive indemnification from the Company to the fullest extent permitted by Delaware law and the Certificate of Incorporation and By-Laws of the

Company as currently in effect, and the Company will procure and maintain insurance policies, to the extent reasonably available, for the benefit of its directors and officers, including the executives.

    Generally, the employment agreements provide that, upon a termination of the executive's employment by the Company without "Cause" or a resignation for "Good Reason" (as such terms are defined in the employment agreements; among other things, a termination by the executive following a Change in Control (as defined below under "--Stock Option Plan"), or a sale of substantially all of the Company's business to a third party is a resignation for Good Reason), the executive will receive (i) severance pay in an amount equal to the base salary for the greater of the remainder of the employment term or two years, and (ii) additional severance amounts for each full or partial calendar year during the severance period in cash equal to the same percentage of base salary as of the date of termination as the percentage of base salary used in calculating the bonus paid to the executive for the year preceding the year of termination. Severance pay will be subject to each executive's compliance with certain restrictive covenants. In the event an executive's employment is terminated by the Company for Cause or the executive resigns without Good Reason, he will be entitled only to base salary through the relevant date of termination or resignation of employment. In the event an executive dies or is permanently disabled, he (or his beneficiary or estate in the event of his death) will be entitled to receive base salary and benefits (including a pro rata cash bonus for the year of death or disability) for the period ending on the date of death or, in the case of disability, through the later of the date of termination or the date (not later than one year following the date of termination) on which the executive commences to receive disability benefits.

    The Company formerly maintained an employment agreement with Mr. Franco which was substantially identical to the employment agreement with Mr. Ruby. Mr. Franco retired as Co-Chairman of the Board and Co-Chief Executive Officer and as an employee of the Company effective February 10, 1998. The employment agreement with Mr. Franco has been superseded by an agreement pursuant to which Mr. Franco will receive (i) $314,000 as a bonus for services rendered during the year ended December 31, 1997; (ii) $416,000 in base salary for 1998, paid in accordance with the Company's standard payroll practices; (iii) on January 1, 1999, a lump sum in the amount equal to base salary for the period January 1, 1999 to the second anniversary of Mr. Franco's retirement date; (iv) on January 1, 1999, $648,000 representing bonus payments that Mr. Franco would have otherwise earned during fiscal years 1998 and 1999; (v) payment for accrued vacation days; and
(vi) Mr. Franco's accrued benefits under the Company's retirement plans. Options granted to Mr. Franco under the Option Plan will continue to vest and become exercisable in accordance with the vesting schedule in his agreement and the Option Plan as if he remained in the employ of the Company (including, without limitation, the provisions regarding acceleration of vesting in the event of a Change in Control), subject to the terms and conditions thereof; provided, that all options that are not vested as of January 1, 1999 will vest and become exercisable on such date, subject to the terms and conditions thereof. The agreement also includes restrictions on competition, solicitation of employees and customers and disclosure of confidential information, as well as certain "piggy back" registration rights and lock-up provisions with respect to the shares of the Company's Class A Common Stock owned by Mr. Franco.

    The Company has entered into change in control agreements, as amended, with five executive officers, including Mr. Zeman, providing certain benefits upon termination of employment following a Change in Control of the Company (as defined in the agreements and described below). Pursuant to the agreements, if a covered executive's employment is terminated within two years after the date of a Change in Control by the Company without Cause or by the executive officer for Good Reason (as such terms are defined in the agreements), the executive is entitled to severance pay and certain other benefits. The severance payments are based on (i) the executive's annual base salary and bonus, multiplied by a factor of two, and (ii) the percentage of the two year protected period remaining. At a minimum, if the employment is terminated by the Company without Cause or by the executive officer for Good Reason, the applicable executive is entitled to receive an amount equal to 50% of the executive's annual base salary plus annual bonus. Under the agreements, a Change in Control is defined to include the acquisition, directly or indirectly through merger or otherwise in a single transaction or a series of transactions, by a third party, of equity securities of the Company entitling such third party to elect a majority of the members of the Company's Board of Directors, or a sale of substantially all of the assets of the Company to a third party.

    Mr. Gattis entered into an agreement with the Company in connection with his resignation as an officer and an employee of the Company, pursuant to which Mr. Gattis is entitled to receive his regular base pay for a period of six months, payable in accordance with the Company's standard payroll practices, his bonus earned during the 1997 fiscal year, and health coverage generally available to other executives and employees of the Company for six months following the effective date of his resignation. The agreement also includes restrictions on disclosure by Mr. Gattis of confidential information about the Company.

STOCK OPTION PLAN

    The Option Plan provides for the grant of options to purchase Class A Common Stock to officers and other key employees of the Company. The maximum aggregate number of shares of Class A Common Stock that may be issued under the Option Plan is 2,428,640 (subject to adjustment in accordance with the terms of the Option Plan), consisting of 1,242,560 Old Options and 1,186,080 New Options (as such terms are defined below). Approximately 37 individuals currently participate in the Option Plan. As of the Record Date, 277,184 Old Options and 124,827 New Options had been exercised, and an aggregate of 965,376 Old Options and 1,061,253 New Options were outstanding and unexercised.

    As originally adopted, the Option Plan provided for the grant of options to purchase Class A Common Stock of the Company with an exercise price that increased at a rate equal to 12% per annum ("Series 1 Options") or 30% per annum ("Series 2 Options"), in each case compounded annually. As of June 14, 1995 (the "Amendment Date"), outstanding Series 2 Options were replaced by a number of options with an exercise price that increases at a rate of 3% on each three-month anniversary of the date of grant, compounded annually. All options granted prior to the Amendment Date and all options granted to replace Series 2 Options are referred to as "Old Options" and all options that were granted on or after the Amendment Date (other than the options issued to replace Series 2 Options) are referred to as "New Options."

    Pursuant to the terms of the Option Plan, upon the consummation of the Initial Public Offering, the exercise prices applicable to Old Options and New Options outstanding were fixed at exercise prices ranging from $11.14 per share to $12.24 per share.

    The exercisability of the Old Options and the New Options will be accelerated upon the occurrence of certain specified events, including, without limitation, a Change in Control or a sale by the Company of all or substantially all of its business to a third party. For purposes of the Option Plan, a "Change in Control" means the acquisition of equity securities of the Company, directly or indirectly, through a merger or otherwise, in a single transaction or a series of transactions, by a person, entity or group that is not, directly or indirectly, in control of, controlled by, or under common control with the Company, MS&Co., MSLEF II or the MSCP Funds, entitling such person, entity or group to elect a majority of the members of the Board of Directors.

    Upon completion of the Initial Public Offering, all unallocated Old Options were granted pro rata to existing participants holding Old Options and all unallocated New Options were granted pro rata to existing participants holding New Options, respectively, with the exercise prices and vesting schedules of such Old Options and New Options being the average weighted exercise prices and vesting percentages of the Old Options and New Options previously held by such participants. As a result of the allocation described above, all options available for grant under the Option Plan have been granted and, accordingly, there are no further options available for grant thereunder. In the event that options expire or are surrendered or forfeited without being exercised in full, such options will be allocated in the manner described above, provided that no options to purchase fractional shares shall be granted in connection with such allocation.

1997 EQUITY INCENTIVE PLAN

    The Company has adopted the 1997 Equity Incentive Plan (the "1997 Equity Plan"). The 1997 Equity Plan is administered by the Compensation Committee, except that the Board of Directors will approve grants of awards under the 1997 Equity Plan to those officers who are subject to Section 16 of the Exchange Act. The 1997 Equity Plan provides for the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options, stock appreciation rights, restricted stock, performance units and performance shares (individually, an "Award," or collectively, "Awards") to those officers, and other key employees and consultants with potential to contribute to the future success of the Company or its subsidiaries; provided, that only employees may be granted incentive stock options. The Committee may also grant limited stock appreciation rights (an "LSAR") under the 1997 Equity Plan. An LSAR becomes exercisable only in the event of a "change in control" (as defined below). Any such LSAR will be settled solely in cash. An LSAR must be exercised within the 30-day period following a change in control. The maximum number of shares of Class A Common Stock that may be subject to Awards under the 1997 Equity Plan is 1,600,000 shares, subject to adjustment in accordance with the terms of the 1997 Equity Plan. As of the date of this Proxy Statement, no Awards have been made under the 1997 Equity Plan. However, it is the Company's intention to grant approximately 400,000 options during the second quarter of 1998.

    In the event of a change in control and except as the Committee (as constituted prior to such change in control) may expressly provide otherwise:
(i) all stock options or stock appreciation rights then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Awards of restricted stock then outstanding will lapse as of the date of the change in control; (iii) all Awards of performance shares and performance units will be deemed to have been fully earned as of the date of the change in control; and (iv) in the case of a change in control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or a parent thereof, each outstanding stock option granted under the 1997 Equity Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Substitute Option") to acquire common stock of the Surviving Entity or its parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. For purposes of the 1997 Equity Plan, a "change in control" generally shall have occurred when (A) any person or "group" within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act (an "Acquiring Person"), becomes the beneficial owner of 20% or more of either (i) the then outstanding shares of the Class A Common Stock or (ii) the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of Class A Common Stock at a price and upon such terms and conditions as a majority of the continuing directors determine to be in the best interests of the Company and its stockholders (other than an Acquiring Person on whose behalf the offer is being made)), (B) a change in the majority of the composition of the Board (unless approved by the incumbent board), (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 51% of the combined voting power of the voting securities of the Company or such Surviving Entity or a parent thereof outstanding immediately after such merger or consolidation, or (D) the stockholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the Compensation Committee, the full Board of Directors of the Company, including Messrs. Ruby and Franco, performed the functions of a compensation committee, including the approval of the employment agreements described herein. The Board of Directors has appointed a Compensation Committee, the members of which are directors who are not employees of the Company. Messrs. Powers and Raymond, an employee of MS&Co., are the members of the Compensation Committee.

                        REPORT ON EXECUTIVE COMPENSATION

    During 1997, decisions relating to the policies which govern the components of compensation awarded to the Company's executives were made by the Board of Directors, provided that any member of the Board who was also employed by the Company did not participate in the decision with respect to such person's compensation. Commencing in 1998, decisions with respect to the Company's executive compensation programs that govern both annual compensation and stock ownership programs will be administered by the Compensation Committee which is composed of two non-employee directors. The following report of the Board of Directors addresses the Company's compensation policies for the year ended December 31, 1997, as they apply to the Company executives, including the Named Executive Officers.

EXECUTIVE COMPENSATION COMPONENTS

    The key components of the Company's compensation program are base salary, a performance based annual bonus and periodic grants of stock options. The goals of the compensation program are (i) to attract and retain the best and most experienced executives, (ii) to integrate executive and stockholder interests by means of equity, risk-based compensation, and (iii) to compensate executives based on both corporate and individual performances. The Company believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of stockholders. Thus, compensation for the executive officers involves a high proportion of pay which is at risk: the performance based annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to Company performance) and stock options (which directly correlates a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders). The Compensation Committee has retained the services of an independent compensation consultant to assist in developing, and periodically assessing the reasonableness of, the Company's executive compensation program to ensure that executive compensation levels are competitive and consistent with industry standards.

BASE SALARY

    The purpose of base salary is to attract and retain key executives who are critical to the Company's success by providing a base level of income that recognizes the market value of the position. Officers, as well as employees at all levels of the Company, are paid salaries in line with their responsibilities and market levels of compensation for comparable positions in companies of relevant size and business profile. These salaries are targeted in the middle range of the relevant market, with adjustments as appropriate to reflect the individual's performance and experience. The base salaries for the Named Executive Officers are based upon this policy. Base salaries are reviewed annually and adjustments are made based on individual performance, assumption of new responsibilities, the Company's overall annual salary budget guidelines, and competitive data derived from reports of public companies in the insurance and annuity industries and/or national surveys of compensation data. In March 1997, the Named Executive Officers received salary increases generally averaging approximately 4.0% which was based on the Board of Director's understanding of the increase required to maintain salary levels consistent with reasonable market practices. The results of the 1997 salary increases are reflected in the Summary Compensation Table on page 6.

ANNUAL BONUS

    Annual incentive bonuses are designed to reward executive officers for achieving specific financial and strategic goals. To carry out this philosophy, the Board of Directors adopted the Incentive Compensation Plan (the "Incentive Compensation Plan") in June 1994, which is a performance based compensation plan intended to further motivate and award executive officers (as well as all other officers and employees of the Company) by directly linking cash bonuses to specific Company performance targets. Bonuses payable under the Incentive Compensation Plan are based on the Company's consolidated statutory after-tax operating income. The amount of the bonus pool is calculated as 20% of consolidated statutory-basis after-tax operating income in excess of a 12% after-tax return on the average adjusted capital and surplus of the Company's insurance subsidiaries during the year. The bonus pool is subject to adjustment by, and the approval of, the Board of Directors. Potential awards for each executive officer are based upon percentages of such officer's base salary, generally ranging from 60% to 85%, depending upon the individual's position, the assessment of such individual's contribution in such position, and competitive pay. Nevertheless, the Board retains discretion to award bonuses in excess of or lower than such percentages taking into account subjective factors, including an individual's performance or other relevant criteria. Under the Incentive Compensation Plan, executives will not receive any incentives until a specified level of statutory earnings is achieved. Once the bonus pool is established, the Board exercises its discretion to determine the exact amount of the bonus to be paid to each executive officer. The bonuses earned by the Named Executive Officers in 1997 as reported in the Summary Compensation Table reflect the statutory earnings achieved by the Company and the attainment of individual performance goals by the executive officers.

STOCK OPTIONS

    The purpose of stock options is to motivate executives and key employees to contribute to the Company's future growth and profitability and to reward their performance in a manner that provides them with a means to increase their holdings of the Company's Class A Common Stock and align their interests with the interests of the stockholders. The Option Plan has been used to implement this philosophy. Stock options have been granted periodically to key employees at all levels of the Company. The specific number of options granted has been based upon management's evaluation of the relative contribution or anticipated contribution of each eligible individual to overall Company performance. The options become exercisable based on continued employment with the Company and generally remain exercisable for a period of ten years. The ultimate value of the options, if any, depends on the extent to which the Company's Class A Common Stock appreciates in market value. In 1997, 812,566 options were awarded or allocated to 37 employees for shares of the Class A Common Stock, of which 605,630 were awarded to the Named Executive Officers. The awards to the Named Executive Officers represented approximately 2.6% of the Common Stock outstanding at the end of 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Since the inception of the Company in July 1993 and until February 1998, Messrs. Ruby and Franco served as Co-Chairmen of the Board and Co-Chief Executive Officers of the Company. As noted elsewhere in this Proxy Statement, Mr. Franco announced his retirement from the Company in February 1998. Mr. Ruby was subsequently named Chairman of the Board and Chief Executive Officer. This report on executive compensation covers the compensation of both Messrs. Ruby and Franco in their capacities as the Company's Co-Chief Executive Officers during 1997. Messrs. Ruby and Franco were compensated for the year ended December 31, 1997 in accordance with the terms of their respective employment agreements, taking into account individual and Company performance measures and the criteria described above. The compensation elements included base salary, annual bonus pursuant to the Incentive Compensation Plan and long-term incentives through stock options. In 1997, Messrs. Ruby's and Franco's base salaries were increased to $416,000, a 4% increase over their 1996 salaries. They each earned a $314,000 bonus under the Incentive Compensation Plan, and received options to purchase 205,015 shares of the Company's Class A Common Stock pursuant to the Option Plan. The Board of Directors believes that Messrs. Ruby's and Franco's total compensation for 1997, based upon target levels of Company performance, was comparable to the compensation paid to other chief executive officers of similar companies in the insurance and annuity industries.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Code, enacted in 1993 and applicable to the Company generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and four other most highly compensated executive officers. Presently, because of the application of certain transition rules, the Company does not expect any of the Named Executive Officers' compensation to be subject to the deductibility limit. While it is the Company's intention to maximize the deductibility of compensation paid to executive officers to the extent deemed appropriate, the Company may, from time to time, re-evaluate its policy with respect to Section 162(m).

                                             THE BOARD OF DIRECTORS
                                             Dudley J. Godfrey, Jr.
                                             Alan E. Goldberg
                                             John R. Lindholm
                                             Robert H. Niehaus
                                             Edward D. Powers
                                             Colin F. Raymond
                                             Martin H. Ruby
                                             Irwin T. Vanderhoof

    The preceding "Report on Executive Compensation" shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH

    Set forth below is a line-graph presentation comparing cumulative total return for the Company's Class A Common Stock with the cumulative total returns for the S&P 500 Stock Index and the S&P 500 Insurance (Life/Health) Index for the period from June 19, 1997 (the date on which the Company's Class A Common Stock first began trading on the American Stock Exchange) through December 31, 1997. The graph assumes an investment of $100 in the Class A Common Stock and in each Index on June 19, 1997, and the reinvestment of all dividends. The line graph is not intended to be indicative of future stock performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURN

                                                          S&P 500
                                     ARM Financial      Insurance    S&P 500
                                       Group, Inc.  (Life/Health)      Stock
                                              CL A          Index      Index
19Jun97                                    $100.00        $100.00    $100.00
31Dec97                                   $ 138.19        $ 98.11   $ 108.99

                                                                                  TOTAL RETURN PERCENTAGE
                                                                                  (DIVIDENDS REINVESTED)
                                                                                        19 JUNE 97
                                                                                          THROUGH
COMPANY/INDEX                                                                            31 DEC 97
----------------------------------------------------------------------------  -------------------------------
ARM FINANCIAL GROUP, INC. --Class A Common Stock............................                 38.19%
S&P 500 INSURANCE (LIFE/HEALTH) INDEX.......................................                 -1.89%
S&P 500 STOCK INDEX.........................................................                  8.99%

    The preceding "Performance Graph" and related disclosure shall not be deemed incorporated by reference into any filings by the Company under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information as of the Record Date concerning beneficial ownership of the Class A Common Stock, Class B Common Stock, and
9 1/2% Cumulative Perpetual Preferred Stock (the "Perpetual Preferred Stock") by
(i) each person known to the Company to own more than 5% of the outstanding Class A Common Stock, (ii) by each director and each of the executive officers named in the Summary Compensation Table included elsewhere herein, and (iii) all directors and executive officers of the Company as a group. The information in the table is based on information from the named persons regarding ownership of Common Stock and Perpetual Preferred Stock. Unless otherwise indicated, each of the stockholders has sole voting power and investment power with respect to the shares shown as beneficially owned by them, exercised solely by the named person or shared with a spouse.

                                                             NUMBER OF SHARES BENEFICIALLY OWNED
                           --------------------------------------------------------------------------------------------------------
                                    CLASS A                  CLASS B                    TOTAL                     PERPETUAL
                                  COMMON STOCK             COMMON STOCK             COMMON STOCK               PREFERRED STOCK
                           --------------------------   ------------------   ---------------------------   ------------------------

BENEFICIAL OWNERS             NUMBER            %(1)      NUMBER     %(1)        NUMBER            %(1)       NUMBER          %(1)
-------------------------  -------------       ------   ----------  ------   --------------       ------   ------------       -----
The Morgan Stanley
Leveraged Equity Fund II,
L.P.(2)(3)...............
1221 Avenue of the
Americas
New York, New York 10020       6,001,846        27.98%   1,119,565   57.48%       7,121,411        30.44%            --         --
Morgan Stanley Capital
Partners III,
L.P.(2)(3)...............
1221 Avenue of the
Americas
New York, New York 10020       3,907,147        18.22%     728,827   37.42%       4,635,974        19.81%            --         --
Morgan Stanley Capital
Investors, L.P.(2)(3)....
1221 Avenue of the
Americas
New York, New York 10020         114,847            *       21,423    1.10%         136,270            *             --         --
MSCP III 892 Investors,
L.P.(2)(3)...............
1221 Avenue of the
Americas
New York, New York 10020         417,239         1.95%      77,831    4.00%         495,070         2.12%            --         --
Directors and Named
Executive Officers:
  Martin H. Ruby.........        644,120(4)(5)   2.94%          --      --          644,120(4)(5)   2.70%         1,600(6)       *
  John Franco............        605,895(4)      2.82%          --      --          605,895(4)      2.59%        64,450(6)    3.22%
  John R. Lindholm.......        241,679(4)      1.12%          --      --          241,679(4)      1.02%           800          *
  David E. Ferguson......        178,404(4)(5)      *           --      --          178,404(4)(5)      *          3,800(6)       *
  Edward L. Zeman........         18,781(4)         *           --      --           18,781(4)         *             --         --
  Daniel R. Gattis.......          (4)--           --           --      --            (4)--           --             --         --
  Dudley J. Godfrey,              35,843            *           --      --           35,843            *             --         --
    Jr...................
  Alan E. Goldberg.......             --           --           --      --               --           --             --         --
  Robert H. Niehaus......             --           --           --      --               --           --             --         --
  Edward D. Powers.......         53,985            *           --      --           53,985            *             --         --
  Colin F. Raymond.......             --           --           --      --               --           --             --         --
  Irwin T. Vanderhoof....          8,726            *           --      --            8,726            *             --         --
All directors and              2,120,524(4)(5)   9.43%          --      --        2,120,524(4)(5)   8.67%        71,950(6)    3.60%
executive officers as a
group (18 persons).......

------------------------
(1) Based on the number of shares outstanding at, or acquirable within 60 days of, the Record Date.
(2) Stock ownership information is based upon information set forth in Schedule 13G filed with the SEC with respect to beneficial ownership of the Company's Class A Common Stock as of December 31, 1997.
(3) The general partner of MSLEF II and the general partner of the general partner of the MSCP Funds are wholly owned subsidiaries of MSDW, the parent of MS&Co.
(4) Includes 432,194, 25,196, 216,218, 145,059, 15,281 and 1,047,834 shares for
    Messrs. Ruby, Franco, Lindholm, Ferguson and Zeman, and all directors and executive officers as a group, respectively, that may be acquired upon the exercise of options that are exercisable within 60 days after the Record Date. Such options were granted pursuant to the Option Plan. Mr. Franco exercised 386,084 of his vested options on February 17, 1998. Mr. Franco's unvested options continue to vest and become exercisable in accordance with the terms of his retirement agreement and the Option Plan, as more fully described herein under "--Employment Contracts, Change in Control Arrangements and Other Agreements." Mr. Gattis exercised his vested options and simultaneously sold the underlying shares on April 6, 1998, in connection with his resignation from the Company.
(5) All shares of Class A Common Stock are held directly with the following exceptions: 32,285 shares held by Mr. Ruby are indirectly owned through Woodstone Ventures LLC, a limited liability company ("Woodstone Ventures"), the members of which are Mr. Ruby's two daughters, and 92,000 shares are indirectly held through Ruby Ventures, L.P., a limited partnership, pursuant to which Mr. Ruby's wife and two daughters are the limited partners, and Mr. Ruby is the general partner with sole investment control and voting power over such shares; and Mr. Ferguson beneficially owns 1,412 shares which are held in the IRA account of his wife.
(6) Mr. Franco holds shared investment power over 25,400 shares of the Perpetual Preferred Stock which are indirectly held by the John and Mary Franco Family Foundation, Inc. Mr. Franco disclaims beneficial ownership of such shares of Perpetual Preferred Stock held by the John and Mary Franco Family Foundation in accordance with the Foundation's 501(c)(3) tax-exempt status. In addition, 3,950 shares of Perpetual Preferred Stock are owned indirectly by Mr. Franco's minor daughter under the Uniform Transfer to Minors Act. 1,600 shares of Perpetual Preferred Stock held by Mr. Ruby are indirectly owned through Woodstone Ventures.
*   Less than one percent.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT AND REGISTRATION RIGHTS

    The Company, MSLEF II, the MSCP Funds and certain other original stockholders of the Company have entered into the Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"), which sets forth certain rights and obligations of each such holder of Common Stock. Pursuant to the terms of the Stockholders' Agreement, no stockholder may make or solicit the sale of, or create, incur, solicit or assume the encumbrance of, any share of Common Stock except in a public offering, in accordance with Rule 144 or otherwise in compliance with the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities law.

    The Stockholders' Agreement grants the Morgan Stanley Stockholders the right on up to three occasions to require the Company to file a registration statement under the Securities Act covering the registration of shares of Common Stock then held by the Morgan Stanley Stockholders. The Secondary Offering constitutes one such occasion. In addition to such demand rights, the Morgan Stanley Stockholders are entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company. The Stockholders' Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties thereunder in connection with any such registration of Common Stock.

    The Stockholders' Agreement also provides that the Morgan Stanley Stockholders will have the right to designate nominees for one-half of the members of the Board of Directors of the Company for so long as the total number of shares of Common Stock of the Company owned by the Morgan Stanley Stockholders constitutes at least 50% of the outstanding Common Stock of the Company. If such ownership falls below 50%, the number of directors that the Morgan Stanley Stockholders will have the right to designate will be reduced to the number of directors which constitutes a percentage representation on the Board equal to the Morgan Stanley Stockholders' aggregate percentage ownership of the outstanding Common Stock of the Company; provided that so long as the Morgan Stanley Stockholders own at least 5% of the outstanding Common Stock of the Company, the Morgan Stanley Stockholders will have the right to designate at least one director. The Morgan Stanley Stockholders currently own, in the aggregate, approximately 49% of the outstanding voting stock of the Company, and approximately 53% of the Common Stock.

    Mr. Franco, who resigned as Co-Chairman of the Board and Co-Chief Executive Officer, and as an employee of the Company, was given certain "piggy back" registration rights in accordance with the terms of his resignation agreement with the Company. See "--Employment Contracts, Change in Control Arrangements and Other Agreements."

OTHER TRANSACTIONS

    MS&Co. served as lead underwriter of the Initial Public Offering in June 1997 for which it received underwriting fees of $2,774,905. From time to time MS&Co. performs financial advisory services for the Company in connection with specific transactions. The Company paid MS&Co. or accrued approximately $50,868 in 1997, and paid or accrued approximately $15,042 in the first quarter of 1998 for these and other miscellaneous services. In addition, from time to time, in the ordinary course of business, certain of the Company's subsidiaries have purchased, and may in the future purchase, securities in public offerings where MS&Co. was the sole, lead or co-manager or underwriter. Based on transactions of similar size and nature, the Company believes that the foregoing fees received by MS&Co. were no less favorable to the Company than would be available from unaffiliated third parties.

    From time to time, in the ordinary course of business, certain of the Company's directors and executive officers have purchased, and may in the future purchase, annuity contracts and other products from the Company's insurance subsidiaries which offered them certain benefits not otherwise offered to the general public as a result of discounts in the subsidiaries standard commission rates.

CERTAIN RELATIONSHIPS AND RELATED PARTIES

    Four of the Named Executive Officers of the Company were limited partners of, or were the beneficial owners of limited partnership interests in, Oldarm L.P. which owned 706,000 shares of the Class A Common Stock, and two of the Named Executive Officers managed New ARM, LLC which owned 120,020 shares of the Class A Common Stock. On December 18, 1997, Oldarm L.P. and New ARM, LLC were liquidated and the shares were distributed pro rata to the individual investors in proportion to each investor's respective interests therein.

    Three of the Company's eight directors are employees of MS&Co. Two of such directors are officers and/or directors of affiliates of MS&Co. which control the Morgan Stanley Stockholders.

    On November 7, 1997, the Company transferred substantially all of the assets and operations of ARM Capital Advisors, Inc. ("ARM Capital Advisors") to a newly formed subsidiary, ARM Capital Advisors, LLC ("New ARMCA"), and sold an 80% interest in New ARMCA to ARM Capital Advisors Holdings, LLC, an entity controlled by Emad A. Zikry, the President of ARM Capital Advisors prior to the sale. The Company recognized an immaterial gain on the sale. ARM Capital Advisors is a registered investment adviser and wholly-owned subsidiary of the Company that provided asset management services to the Company's subsidiaries and certain institutional clients, primarily defined benefit pension plans. Under the terms of the sale, New ARMCA provided the Company's subsidiaries with investment management services through December 31, 1997 on the same basis as in the past, and after December 31, 1997, the Company can continue to engage New ARMCA as its investment adviser at agreed upon rates; but, the Company may also consider retaining other investment management firms. In connection with the consummation of the sale, Dr. Zikry resigned as an officer and director of ARM Capital Advisors, and the Company and Dr. Zikry mutually agreed to terminate his employment with the Company, without any severance obligation on the part of the Company. Furthermore, all options having been granted to Dr. Zikry and certain employees of ARM Capital Advisors under the Option Plan were forfeited in accordance with the terms of such sale.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of any equity securities of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, which is based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1997 all Section 16(a) filing requirements applicable to such individuals were complied with except that Form 3s were inadvertently filed late with respect to MSLEF II, Inc., MSCP III, Inc., MS Capital Partners III, Inc., the Morgan Stanley Stockholders and MSDW.

             PROPOSAL 2--APPROVAL OF THE ARM FINANCIAL GROUP, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

RECOMMENDATION

    The Board of Directors has adopted, subject to approval by the Company's stockholders, the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan is designed to assist the Company in attracting, retaining and compensating highly qualified individuals who are not employees of the Company for service as members of the Board and to provide them with a proprietary interest in the Company's Class A Common Stock. The Board believes the Director Plan will be beneficial to the Company and its stockholders by allowing non-employee directors to have an ongoing personal financial stake in the Company, in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term.

DESCRIPTION OF THE PLAN

    The following summary description of the Director Plan is qualified in its entirety by reference to the full text of the Director Plan which is attached to this Proxy Statement as Annex A.

    If approved by the Company's stockholders, the Director Plan will provide for automatic, non-discretionary grants of nonqualified stock options to directors who are not officers or employees of the Company or any of its subsidiaries. Directors who are employees of MS&Co. are also ineligible to participate in the Director Plan. Those directors who are eligible to participate are herein referred to individually as an "Eligible Director", and collectively as "Eligible Directors." There are currently three Eligible Directors. The Director Plan will also give the Board of Directors the ability to make awards of options to Eligible Directors for extraordinary service (ratably for each Eligible Director) upon such terms and conditions to be determined by the Board, provided that the exercise price for such options may not be less than the fair market value of the Class A Common Stock on the date of grant. Notwithstanding the foregoing, the Board of Directors does not presently anticipate exercising such discretion. Options granted under the Director Plan are herein referred to as "Director Options".

    In April 1998, each Eligible Director will be granted (the "Initial Grant"), subject to the approval of the Director Plan by the stockholders, options to purchase 10,000 shares of the Class A Common Stock which are to be fully vested (in recognition of their long tenure as directors of the Company) and have an exercise price equal to the fair market value of the Class A Common Stock on the date the Initial Grant is made. Each individual who subsequently becomes an Eligible Director will receive, on the date of his or her initial appointment or election to the Board, an option to purchase 10,000 shares of the Class A Common Stock. Then, at each annual meeting of stockholders commencing with the annual meeting to be held in 1999, each Eligible Director who will continue to serve after such annual meeting (other than an Eligible Director who may have received an initial grant of 10,000 options at such meeting or during the period following the previous annual meeting) will receive an additional option to purchase 2,000 shares of the Class A Common Stock. All Director Options will have a per share exercise price equal to the fair market value of the shares on the date of grant. Such exercise price may be paid in cash or previously owned shares of the Class A Common Stock or a combination thereof or, with the approval of the committee administering the Director Plan, pursuant to a cashless exercise procedure through a broker previously designated or approved by the Company.

    Other than the Initial Grant and any discretionary grants of options, Director Options will automatically vest and become exercisable in four equal installments of 25% annually commencing on the first anniversary of the date of grant. Notwithstanding such vesting schedule, Director Options will become vested and exercisable with respect to 50% of such award (to the extent not already so vested) upon an Eligible Director's termination of service due to death, disability, retirement in accordance with the retirement policy for non-employee directors then in effect or as otherwise determined by the Board of Directors. The Director Options will become fully vested and exercisable upon the occurrence of a Change in Control (as defined in the Director Plan attached to this Proxy Statement as Annex A).

    All Director Options will expire ten years from the date of grant. If an Eligible Director's service as a member of the Board should terminate due to death, disability, retirement or a Change in Control, all Director Options must be exercised within one year following such termination. If an Eligible Director's service as a member of the Board terminates for any other reason, such Eligible Director must exercise any Director Options that have vested as of the date of such termination within the 90 day period following such termination, and all Director Options that have not vested as of the date of such termination will immediately expire.

SHARES AVAILABLE UNDER THE DIRECTOR PLAN

    A total of 100,000 shares of the Class A Common Stock will be reserved for issuance under the Director Plan, which amount will be proportionately adjusted in the event of certain changes in the Company's capitalization, a merger, or a similar transaction. Shares issued pursuant to the Director Plan may be either authorized but unissued shares, treasury shares or a combination thereof.

ADMINISTRATION

    The Director Plan will be administered by a committee appointed by the Board and consisting exclusively of members of the Board of Directors who are not Eligible Directors. The committee will have full and final authority to construe and interpret the Director Plan, adopt such rules and regulations as it deems necessary to carry out the purposes thereof, and take such other actions necessary or advisable for the administration of the Director Plan.

AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

    The Board may amend or terminate the Director Plan at any time, except that stockholder approval is required to increase the maximum number of shares issuable under the Director Plan. The consent of an Eligible Director is required to the extent that any amendment or termination would adversely affect such Eligible Director's rights with respect to any previously Director Options granted. By its terms, the Director Plan will remain in effect until terminated by the Board. No awards may be granted under the Director Plan after the annual meeting of the stockholders to be held in 2007.

NEW PLAN BENEFITS

    The following table sets forth the number of Directors Options to be awarded upon the Initial Grant under the Director Plan, all of which are subject to the approval of the Director Plan by the stockholders.

                           ARM FINANCIAL GROUP, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

ELIGIBLE DIRECTORS                                                     NUMBER OF OPTIONS
--------------------------------------------------------------------  -------------------
Edward D. Powers....................................................          10,000
Dudley J. Godfrey, Jr...............................................          10,000
Irwin T. Vanderhoof.................................................          10,000
                                                                              ------
Non-Employee Directors as a group...................................          30,000

FEDERAL INCOME TAX CONSEQUENCES

    The Director Options granted under the Director Plan will be non-statutory options not intended to qualify under Section 442 of the Code. The grant of the Director Options will not result in the recognition of taxable income by the Eligible Director or in a deduction to the Company. Upon exercise, an Eligible Director will recognize ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock purchased over the exercise price, and a tax deduction is allowable to the Company equal to the amount of such income. Gain or loss upon a subsequent sale of any Class A Common Stock received upon the exercise of the Director Options generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the Class A Common Stock sold.) Certain additional rules apply if the exercise price for the Director Options is paid in shares of Class A Common Stock previously owed by the Eligible Director.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ARM FINANCIAL GROUP, INC. 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP has served as the Company's independent auditors since the formation of the Company in 1993, including for the year ended December 31, 1997. Representatives of the firm are expected to attend the Annual Meeting to answer appropriate questions and to make a statement if they so desire.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items described herein. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company for inclusion in the Company's 1999 proxy materials no later than December 24, 1998.

                              FINANCIAL STATEMENTS

    The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of the financial condition and results of operations for the year ended December 31, 1997, are included on pages 18 through 57 of the Company's 1997 Annual Report to Shareholders, which is being mailed concurrently herewith. Additional copies of the Annual Report will be made available without charge upon request.

                                             By Order of the Board of Directors

                                                   [SIGNATURE]

                                             Robert H. Scott
                                             EXECUTIVE VICE PRESIDENT,
                                             GENERAL COUNSEL AND SECRETARY

Louisville, Kentucky
April 22, 1998

                                                                         ANNEX A

                           ARM FINANCIAL GROUP, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.  PURPOSES

    The purposes of the Plan are to attract, retain and compensate highly qualified individuals who are not employees of the Company for service as members of the Board and to provide them with an ownership interest in the Common Stock. The Plan will be beneficial to the Company and its stockholders by allowing Eligible Directors to (i) have a personal financial stake in the Company through an ownership interest in the Common Stock and (ii) underscore their common interest with stockholders in increasing the value of the Common Stock over the long term.

2.  DEFINITIONS AND RULES OF CONSTRUCTION

    (a) DEFINITIONS. For purposes of this Plan, the following capitalized words shall have the meanings set forth below:

    "AFFILIATES" and "ASSOCIATES" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

    "ANNUAL AWARD" means an award of Options pursuant to Section 5(b) of the Plan.

    "ANNUAL MEETING" means an annual meeting of the Company's stockholders.

    "BENEFICIAL OWNER" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

    "BOARD" means the Board of Directors of the Company.

    "CHANGE IN CONTROL OF THE COMPANY" shall be deemed to occur if any of the following circumstances shall occur:

        (i) any Person (other than (x) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (y) any of the Morgan Stanley Stockholders or any of their respective Affiliates or any other entity controlled by one or more of them), alone or together with its Affiliates and Associates (collectively, an "ACQUIRING PERSON"), shall become the Beneficial Owner of twenty (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company;

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "CONTINUING DIRECTORS"), cease for any reason to constitute a majority of the Board;

        (iii) the consummation of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least 51% of the Combined Voting Power of the Company, such surviving entity or the Parent of such surviving entity outstanding immediately after such merger or consolidation; or

        (iv) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets;

PROVIDED, HOWEVER, that a Change in Control shall not be deemed to have occurred in the event of (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (ii) any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such sale, conveyance or transaction does not materially affect the beneficial ownership of the Company's capital stock.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMBINED VOTING POWER" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

    "COMMITTEE" means the committee designated by the Board pursuant to Section 3(c) of the Plan.

    "COMMON STOCK" means the Class A Convertible Common Stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 12.

    "COMPANY" means ARM Financial Group, Inc., a Delaware corporation, or any successor to substantially all its business.

    "EFFECTIVE DATE" means January 1, 1998.

    "ELIGIBLE DIRECTOR" OR "ELIGIBLE DIRECTORS" has the meaning specified in
Section 4 of the Plan.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

    "INITIAL AWARD" means an award of Options pursuant to Section 5(a) of the Plan.

    "MORGAN STANLEY STOCKHOLDERS" means Morgan Stanley Dean Witter & Co., The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

    "OPTION" OR "OPTIONS" means an option or options to purchase shares of Common Stock awarded to an Eligible Director pursuant to the Plan. Options awarded pursuant to this Plan shall be non-statutory stock options.

    "OPTION SHARES" means the shares of Common Stock issuable upon exercise of an Option.

    "PARENT" means any corporation which is a "parent corporation" within the meaning of Section 424(e) of the Code with respect to the relevant entity.

    "PERMANENT DISABILITY" means a medically determinable physical or mental impairment rendering an Eligible Director substantially unable to function as a member of the Board for any period of six consecutive months. Any dispute as to whether an Eligible Director is permanently disabled shall be resolved by a physician mutually acceptable to the Eligible Director and the Company, whose decision shall be final and binding upon the Eligible Director and the Company.

    "PERSON" means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

    "PLAN" means the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan as described herein.

    "RETIREMENT" means an Eligible Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement policy then applicable to Board members.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SUBSIDIARY" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or
(ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

    (b) RULES OF CONSTRUCTION. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.  SHARES AVAILABLE; ADMINISTRATION

    (a) Subject to the provisions of Section 10(b) of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 100,000 shares (the "PLAN LIMIT"). Either authorized and unissued shares of Common Stock or treasury shares may be delivered upon exercise of Options awarded pursuant to the Plan.

    (b) For purposes of determining the number of shares of Common Stock that remain available for issuance, the following shares shall be added back to the Plan Limit and again be available for Options.

        (i) the number of shares tendered to pay the exercise price of an Option or to satisfy an Eligible Director's tax withholding obligations, if applicable; and

        (ii) the number of shares withheld from any Option to satisfy an Eligible Director's tax withholding obligations, if applicable, or to pay the exercise price of an Option.

    (c) The Plan will be administered by a committee designated by the Board and composed exclusively of members of the Board who are not Eligible Directors (the "COMMITTEE"). Subject to the provisions of this Plan, the Committee shall have full and final authority to (i) interpret the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) prescribe award documentation; (iv) make factual determinations in connection with the administration or interpretation of the Plan; and (v) take any other actions necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted Options under the Plan. The Chairman of the Board of the Company shall be authorized to implement the Plan in accordance with its terms and to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. Notwithstanding the foregoing, the full Board shall approve any Discretionary Options granted pursuant to Section 5(d) of the Plan or take any other action in order to ensure that the grant of such Discretionary Options under the Plan (or the tendering or withholding of shares of Common Stock) are exempt from liability under Section 16 of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

4.  ELIGIBILITY

    Options awarded pursuant to the Plan shall be granted only to active members of the Board who are not, as of the date of any Option grants, employees of the Company, any of its Subsidiaries or affiliates or any of the Morgan Stanley Stockholders (each an "ELIGIBLE DIRECTOR", and collectively, the "ELIGIBLE DIRECTORS").

5.  OPTION GRANT

    (a) INITIAL AWARD. (i) In April 1998, each Eligible Director will be granted, subject to the approval of the Plan by the Company's stockholders, an Option to purchase 10,000 shares of Common Stock. Such Options will be fully vested and have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. (ii) On the date of an Eligible Director's initial election or appointment to the Board, such Eligible Director (including any Eligible Director reelected or reappointed after a period of at least 12 calendar months during which he did not serve on the Board) shall be granted an Initial Award consisting of an Option to purchase 10,000 shares of Common Stock. Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of the award and shall be subject to the vesting schedule provided for in Section 6(a) and the other terms and conditions provided for herein.

    (b) ANNUAL AWARDS. At each Annual Meeting during the term of the Plan, each Eligible Director who has continuously served as a member of the Board since the immediately preceding Annual Meeting, and who is reelected at such Annual Meeting or who will otherwise continue to serve on the Board following such Annual Meeting, will receive an Annual Award consisting of an Option to purchase 2,000 shares of Common Stock; PROVIDED, HOWEVER, that if any such Eligible Director had received an award pursuant to Section 5(a)(i) or (ii) during the period following the previous Annual Meeting, such Eligible Director shall not receive an Annual Award at such Annual Meeting. The Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date such Option is granted and shall be subject to the vesting schedule provided for in Section 6(a) and the other terms and conditions provided for herein.

    (c) AUTOMATIC GRANTS. Grants of Options under Section 5(a) and (b) shall be made automatically pursuant to the terms of the Plan and, except for stockholder approval of the Plan pursuant to Section 11, shall not require the approval of any person. Such Options are subject to the terms of the Plan.

    (d) DISCRETIONARY AWARDS. The Board may in its discretion grant Options ("DISCRETIONARY OPTIONS") ratably to Eligible Directors as a result of extraordinary service upon such terms and conditions to be determined by the Board and set forth in a certificate, including those relating to vesting or the acceleration thereof; PROVIDED, HOWEVER, that the exercise price of such Discretionary Options shall be no less than the Fair Market Value of the Common Stock on the applicable date of grant.

6.  VESTING

    (a) VESTING. Options awarded pursuant to the Plan (other than Discretionary Options) shall vest and become exercisable in four equal annual installments of 25%, commencing on the first anniversary of the date of grant.

    (b) ACCELERATED VESTING. Notwithstanding anything to the contrary in Section 6(a), an Option (other than Discretionary Options) shall become vested and exercisable with respect to 50% of an award (to the extent not already so vested) upon an Eligible Director ceasing to be a member of the Board as a result of death, Permanent Disability or Retirement. Notwithstanding anything to the contrary in Section 6(a), an Option shall become fully vested and exercisable upon a Change in Control in the Company.

    (c) FORFEITURE. In the event of an Eligible Director's termination of service as a member of the Board for any reason other than death, Permanent Disability, Retirement or a Change in Control of the Company prior to the satisfaction of the vesting period described in Section 6(a), the unvested portion of any Options awarded to the Eligible Director (other than Discretionary Options) shall be forfeited to the Company as of the date of termination of service, and the Eligible Director shall have no further rights or interest therein.

7.  TERM OF OPTIONS

    (a) TEN-YEAR TERM. Each Option shall expire ten years from the date of its grant, subject to earlier termination as provided herein.

    (b) EXERCISE FOLLOWING CERTAIN TERMINATIONS OF SERVICE. If an Eligible Director's service as a member of the Board terminates for any reason other than death, Permanent Disability, Retirement or a Change in Control of the Company, the Eligible Director shall have the right, subject to the terms and conditions hereof, to exercise the Option, to the extent it has vested as of the date of such termination of service, at any time within 90 days after the date of such termination, subject to the earlier expiration of the Option as provided in
Section 7(a). At the end of such 90 day period the Option shall expire.

    (c) EXERCISE FOLLOWING TERMINATION OF SERVICE DUE TO DEATH, PERMANENT DISABILITY, RETIREMENT OR A CHANGE IN CONTROL OF THE COMPANY. If an Eligible Director's service as a member of the Board terminates by reason of death, Permanent Disability, Retirement or a Change in Control of the Company, all Options awarded to such Eligible Director that are vested (including those that vested pursuant to Section 6(b) of the Plan) may be exercised by such Eligible Director, or by his or her estate, personal representative or beneficiary, as the case may be, at any time within one year after the date of termination of service, subject to the earlier expiration of the Option as provided in Section 7(a). At the end of such one-year period the Option shall expire.

    (d) EXERCISE FOLLOWING TERMINATION OF SERVICE SUBJECT TO COMPANY POLICIES AND PROCEDURES ON INSIDER TRADING. Any exercise of an Option pursuant to Section 7(b) or 7(c) following termination of an Eligible Director's service as a member of the Board for any reason other than death shall be subject to, and shall be permitted only to the extent such exercise complies with, the policies and procedures of the Company concerning insider trading that were applicable to the Eligible Director on the date of such termination of service (as such policies and procedures may be amended by the Company during the period provided in
Section 7(b) or 7(c), as the case may be, for exercise of the Option).

8.  TIME AND MANNER OF EXERCISE

    (a) NOTICE OF EXERCISE. Subject to the other terms and conditions hereof, an Eligible Director may exercise any Options (to the extent vested) by giving written notice of exercise to the Company; PROVIDED, HOWEVER, that no less than 100 Option Shares may be purchased upon any exercise of the Option unless the number of Option Shares purchased at such time is the total number of Option Shares in respect of which an Option is then exercisable, and PROVIDED, FURTHER, that in no event shall an Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company receives such written notice or (ii) the date on which the conditions provided in Section 8(b) are satisfied. Notwithstanding any other provision of the Plan or of the notice of award relating to an Option provided for in Section 9, no Option may be exercised, whether in whole or in part, and no Option Shares will be issued by the Company in respect of any such attempted exercise, at any time when such exercise is prohibited by Company policy then in effect concerning transactions by an Eligible Director in the Company's securities. In the event that an Eligible Director gives written notice of exercise to the Company at a time when such exercise is prohibited by such policy, the Company in its sole discretion may disregard such notice of exercise or may consider such notice to be delivered as of the first date that the Eligible Director is permitted to exercise such Option in accordance with such Company policy.

    (b) PAYMENT. Prior to the issuance of a certificate pursuant to Section 8(e) hereof evidencing the Option Shares in respect of which all or a portion of an Option shall have been exercised, an Eligible Director shall have paid to the Company the exercise price for all Option Shares purchased pursuant to the exercise of such Option. Payment of the Option price shall be made (i) by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as "cash") payable to the order of the Company in U.S. dollars, (ii) in whole shares of Common Stock of the Company owned by the Eligible Director for a period of a least six months, or (iii) in a combination of cash and delivery of shares of Common Stock as the Board in its sole discretion may approve. In addition to the exercise methods described above, subject to approval of the Committee, an Eligible Director may exercise an Option through a procedure whereby the Eligible Director delivers to the Company an irrevocable notice of exercise in exchange for the Company issuing the shares of Common Stock subject to the Option to a broker previously designated or approved by the Company.

    (c) STOCKHOLDER RIGHTS. An Eligible Director shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate evidencing such shares shall have been issued to the Eligible Director pursuant to Section 8(e), and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Eligible Director shall become the holder of record thereof.

    (d) LIMITATION ON EXERCISE. No Option shall be exercisable unless the Common Stock subject thereto has been registered under the Securities Act and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state "blue sky" laws is available.

    (e) ISSUANCE OF SHARES. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the Option price for the number of shares with respect to which the Option is exercised, the Company shall deliver to the Eligible Director (or following the Eligible Director's death, such other person entitled to exercise the Option), at the principal office of the Company or at such other location as may be acceptable to the Company and the Eligible Director (or such other person), one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Eligible Director (or such other person).

    (f) TAX WITHHOLDING. The Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued upon full or partial exercise of an Option, to require an Eligible Director to remit to the Company any amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company may permit the Eligible Director to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold shares of Common Stock that would otherwise be received by the Eligible Director, pursuant to such rules as the Committee may establish from time to time, by delivering to the Company shares of Common Stock owned by the Eligible Director prior to exercising the Option, or by making a payment to the Company consisting of a combination of cash and such shares of Common Stock. Such an election shall be subject to the following:

        (i) the election shall be made in such manner as may be prescribed by the Committee and the Committee shall have the right, in its discretion, to disapprove such election; and

        (ii) the election shall be made prior to the date to be used to determine the tax to be withheld and shall be irrevocable.

The value of any share of Common Stock to be withheld by the Company or delivered to the Company pursuant to this Section 8(f) shall be the Fair Market Value of the Common Stock on the date to be used to determine the amount of tax to be withheld.

    The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with the Option any Federal, state or local taxes required to be withheld with respect to such payments.

    (g) RESTRICTIONS ON TRANSFER. An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA ("QDRO"); PROVIDED, HOWEVER, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Option to an Eligible Director's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Eligible Director's lifetime, only by the Eligible Director, by the person to whom the Option has been transferred pursuant to a QDRO or to a permitted transferee pursuant to the proviso contained in the preceding sentence.

    (h) NON-QUALIFIED STATUS OF OPTIONS. Options awarded under the Plan are not intended to qualify, and shall not be treated, as an "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

9.  NOTICE OF AWARD

    The terms and conditions of each award of Options shall be embodied in a certificate which shall incorporate the Plan by reference. Each certificate shall state the date on which the Options were granted, the number of shares subject to such Option and the per share exercise price therefor. Certificates representing Discretionary Options shall contain such other terms and conditions consistent with the terms of the Plan as the Board may prescribe.

10.  NO RESTRICTION ON RIGHT OF COMPANY TO EFFECT CORPORATE CHANGES

    (a) AUTHORITY OF THE COMPANY AND STOCKHOLDERS. The existence of the Plan, any award certificates and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

    (b) CHANGE IN CAPITALIZATION. Notwithstanding any provision of the Plan or any award certificates, the number and kind of shares authorized for issuance under Section 3(a) may be equitably adjusted in the sole discretion of the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Options and the number and kind of shares subject to any outstanding Option and the purchase price per share, if any, under any outstanding Option may be equitably adjusted (including by payment of cash to an Eligible Director) in the sole discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to Eligible Directors granted Options. Such adjustments shall be made by the Committee, in its sole discretion, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjusted Options shall be subject to the same vesting schedule and restrictions to which the underlying Option is subject.

11.  EFFECTIVE DATE; TERM OF THE PLAN

    Subject to approval by the majority of the stockholders of the Company at the 1998 Annual Meeting, the effective date of the Plan shall be January 1, 1998. If the Plan is not approved by the stockholders at such Annual Meeting, the Plan and all interests in the Plan awarded to Eligible Directors before the date of such Annual Meeting shall be void AB INITIO and of no further force and effect. Unless terminated earlier in accordance with Section 12 below, the Plan shall terminate on the Annual Meeting of stockholders of the Company in 2007. After such date, no further awards of

Options may be made hereunder, but previously granted awards shall remain outstanding subject to the terms hereof.

12.  AMENDMENTS; TERMINATION

    The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. Any amendment to the Plan, which under the requirements of applicable law must be approved by the stockholders of the Company, shall not be effective unless and until such stockholder approval has been obtained in compliance with such law. No termination or amendment of the Plan may, without the written consent of the Eligible Director, affect any such person's rights under the provisions of the Plan with respect to awards of Options which were made prior to such action.

13.  NO RIGHT TO REELECTION

    Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Eligible Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

14.  GOVERNING LAW

    Except as to matters of federal law, the Plan, all award documents issued and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

PROXY                                                              PROXY


                         ARM FINANCIAL GROUP, INC.
                          515 West Market Street
                         Louisville, KY 40202-3319

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 27, 1998

The undersigned hereby constitutes and appoints Edward L. Zeman, Executive Vice President and Chief Financial Officer, Robert H. Scott, Executive Vice President, General Counsel and Secretary, and Peter S. Resnik, Treasurer, and each of them, with full power of substitution, as proxies to vote in the name, place and stead of the undersigned, all shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of ARM Financial Group, Inc. (the "Company"), to be held in the Medallion Room of the Seelbach Hilton Hotel, located at 500 Fourth Avenue, Louisville, Kentucky, on May 27, 1998 at 9:00 a.m., Eastern Daylight Savings Time, or any adjournment thereof, upon all matters properly coming before the meeting.

1. ELECTION OF DIRECTORS: Nominees for directors are Dudley J. Godfrey, Jr., John R. Lindholm and Robert H. Niehaus.

(Note: The Company has filed a registration statement with the Securities and Exchange Commission for a secondary offering of 10 million shares of its Class A Common Stock (the "Secondary Offering"). Certain affiliates of Morgan Stanley & Co. Incorporated ("MS&Co.") propose to sell all 10 million shares in the Secondary Offering and, if the underwriters' over-allotment is exercised, up to an additional 1.5 million shares. If the Secondary Offering is completed, it is the intention of Robert H. Niehaus, an employee of MS&Co., to either resign from, or not stand for re-election to, the Board of Directors of the Company. In the event that Mr. Niehaus does not stand for re-election, the Board of Directors may make an appropriate reduction in the number of directors to be elected.)

2. APPROVAL OF THE ARM FINANCIAL GROUP, INC. 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                              SEE REVERSE SIDE
--------------------------------------------------------------------------------
                         X  FOLD AND DETACH HERE  X

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL LISTED BELOW THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.


1. ELECTION OF DIRECTORS:                                       FOR    WITHHELD
   For, except vote withheld from the following nominee(s):     / /       / /

-----------------------------------------------------------
Nominees for directors: Dudley J. Godfrey, Jr., John R. Lindholm and Robert H. Niehaus

(Note: The Company has filed a registration statement with the Securities and Exchange Commission for a secondary offering of 10 million shares of its Class A Common Stock (the "Secondary Offering"). Certain affiliates of Morgan Stanley & Co. Incorporated ("MS&Co.") propose to sell all 10 million shares in the Secondary Offering and, if the underwriters' over-allotment is exercised, up to an additional 1.5 million shares. If the Secondary Offering is completed, it is the intention of Robert H. Niehaus, an employee of MS&Co., to either resign from, or not stand for re-election to, the Board of Directors of the Company. In the event that Mr. Niehaus does not stand for re-election, the Board of Directors may make an appropriate reduction in the number of directors to be elected.)

                                                             Please mark
                                                             your votes as  /X/
                                                             indicated in
                                                             this example



2. APPROVAL OF THE ARM FINANCIAL GROUP,            FOR    AGAINST   ABSTAIN
   INC. 1998 NON-EMPLOYEE DIRECTOR STOCK           / /      / /       / /
   OPTION PLAN.






SIGNATURE(S) OF STOCKHOLDER(S)______________________________  DATE:___________

Please sign exactly as name(s) appears on this proxy card. If shares are held jointly or by two or more persons, each stockholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized persons.

--------------------------------------------------------------------------------
                         X  FOLD AND DETACH HERE  X